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                 EXHIBIT 23.2 - CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IQ Software Corporation for the registration of 118,083 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 1996 (except for the second paragraph of Note 4 as to which the date is April 18, 1996), with respect to the consolidated financial statements and schedule of IQ Software Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 1996, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young LLP


                               ERNST & YOUNG LLP



Atlanta, Georgia
July 9, 1996